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                         F'98 EXECUTIVE INCENTIVE PLAN
                                  MASTER PLAN

I.    PURPOSE/OBJECTIVE
      PURPOSE:
      -----------------
      The purpose of the Executive Incentive Plan is to provide executives with an opportunity to earn incentive compensation based on their contribution to the financial performance of ShopKo.

      OBJECTIVE:
      The objective of the Executive Incentive Plan is to develop teamwork and focus executives on common company goals to ensure continued growth and profitability.

      PLAN YEAR:
      For purposes of the Plan, a plan year will coincide with ShopKo's fiscal year.


II.   NORM AWARD LEVELS
      -----------------
      At the beginning of each plan year, norm awards are established for each participant based on the participant's responsibilities and influence on short-term goals. Norm awards are expressed as a percentage of base salary earned by the participant for the plan year. The payout could be greater or lesser than a norm award based on company performance achievement levels.

      The following table illustrates the norm awards for the F'98 plan:


                             NORM AWARD AS A
PARTICIPANT               PERCENT OF BASE SALARY
President                           60%
Executive Vice President            50%
Sr. Vice President/CFO
Sr. Vice Presidents                 35%
Vice Presidents/DMM's/              20%
Regional Managers
Directors/Buyers                    15%
Associate Buyers                   7.5%

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
III.        PERFORMANCE FACTORS
            -------------------
            Performance factors for the following participants are:

            Participant                        Factors
            -----------                        -------
            Vice Presidents                    Corporate Financial             100%
            Directors

            Merchandising/PRA                  Corporate Financial              50%
            DMM's/VP's                         Individual Financial             50%

            Buyers/Replenishment/PRA           Corporate Financial              30%
                                               Individual Financial             70%

            Store Operations Executives        Corporate Financial              30%
                                               District/Region Financial        50%
                                               *Customer Satisfaction           20%

            Health Services Executives         Corporate Financial              30%
                                               Health Services Financial        70%

            *NOTE: There must be a payout under the District/Region financial factor for a payout to occur under the Customer Satisfaction component.

IV.         CORPORATE FINANCIAL FACTORS
            ---------------------------
            Financial objectives are established annually based on the annual plan approved by the Board of Directors. Executive Incentive Plan payouts will be pro-rated between 25% and 200% of norm, depending on the company's performance in comparison to the approved annual plan.

V.          CUSTOMER SATISFACTION/MERCHANDISING
            -----------------------------------
            To ensure continuing emphasis on customer satisfaction, ShopKo tied a percent of its Operations Executive Incentive Plan to the results of Customer Satisfaction Monitors. They measure each store and center on specific components which customers have defined as the most important factors in customer satisfaction.

            Scores are calculated through a formula based on two factors, placement (rank compared to all other stores)and improvement over prior year's scores. Each factor represents 50% of the customer satisfaction score. Executive Incentive Plan payouts will be between 10% and 200% of norm depending on the company's customer satisfaction performance level as measured by the Nordhouse organization.

VI.         INDIVIDUAL FINANCIAL MERCHANDISING
            ----------------------------------
            Represents 70% of the incentive for Merchandising, Replenishment and Planning Departments.


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       The Individual factor (which is 70% of the payout) is payable on Adjusted
       Gross Margin Dollars.

       The plan has an incentive payout for high performance over the previous year.


VII.   DISTRICT/REGIONAL FINANCIAL FACTORS
       ---------------- ------------------
       Executive Incentive Plan payouts are based on variations from planned contributions to corporate profit on a District/Regional basis.

VIII.  PLAN ADMINISTRATION
       -------------------
       Form and Timing of Payment - Executive incentive awards will be paid in cash as soon as practical after the plan year end. Only participants employed and in good standing at the close of the plan year will be eligible to receive an award.

       New Hires, Promotions, Demotions - Individuals who become eligible (new hires or promotions) for participation in this plan after the start of the plan year will receive a pro-rata portion of the payout based upon the number of full weeks of participation with the plan year.

       Any demotion of a plan participant during the plan year, resulting in participation at a lower bonus guideline percent or noneligiblity will be recognized. The participant will receive an award that is calculated based on his or her position at year end.

       Termination -- Death, Disability or Retirement - If a participant's employment is terminated due to death, disability, or retirement during a plan year, the award earned shall be prorated based on the number of full weeks of participation within the plan year.

       Probation or Other Termination - If a participant is placed on probation or his or her employment is terminated for any other reason, all unpaid awards under the plan shall be forfeited.

       Tax Treatment - Cash payments are taxable to the participant in the year of receipt. The company receives a tax deduction at the same time and in the same amount as the participant recognizes taxable income.

       Withholding Taxes - The company will have the right to deduct any federal, state, or local taxes required by law to be withheld.

       Budget Adjustments - After fiscal year end, specific items/events that are material, extraordinary, either higher or lower, and that were unforeseen, including obvious budgeting errors, during the budgeting process may be subject to consideration for special adjustment by the Sr. Vice President of Human Resources, Chief Financial Officer, Sr. Vice President Operations and subject to approval by the Chief Operating Officer and/or President.

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       Participants Rights - Participation in this plan shall not interfere with the company's right to terminate any participant's employment at any time. Rights or interests of any participant in this plan are nontransferable.

       Plan Administration - The Compensation Committee will have responsibility for administration of the plan in accordance with the provisions of the plan.

       Plan Amendments - The Compensation Committee may, in its sole discretion, modify, amend, suspend, or terminate, in whole or in part, any or all of the provisions of the plan. However, no modification, amendment, suspension, or termination may adversely affect a payment or distribution to which a participant is entitled.


Questions or additional information can be obtained from the Director of Compensation & Benefits.